Exhibit 99.1

Important Safety Information for Beleodaq™ (belinostat) for Injection and FOLOTYN® (pralatrexate injection)

About BELEODAQTM

Beleodaq is a histone deacetylase (HDAC) inhibitor. HDACs catalyze the removal of acetyl groups from the lysine residues of histones and some non-histone proteins. In vitro, belinostat caused the accumulation of acetylated histones and other proteins, inducing cell cycle arrest and/or apoptosis of some transformed cells. Belinostat shows preferential cytotoxicity towards tumor cells compared to normal cells. Belinostat inhibited the enzymatic activity of histone deacetylases at nanomolar concentrations (<250 nM).

Important Beleodaq Safety Information

Warnings and Precautions

•	Beleodaq can cause thrombocytopenia, leukopenia (neutropenia and lymphopenia), and/or anemia; monitor blood counts weekly during treatment, and modify dosage as necessary.

•	Serious and sometimes fatal infections, including pneumonia and sepsis, have occurred with Beleodaq. Do not administer Beleodaq to patients with an active infection. Patients with a history of extensive or intensive chemotherapy may be at higher risk of life threatening infections.

•	Beleodaq can cause fatal hepatotoxicity and liver function test abnormalities. Monitor liver function tests before treatment and before the start of each cycle. Interrupt or adjust dosage until recovery, or permanently discontinue Beleodaq based on the severity of the hepatic toxicity.

•	Tumor lysis syndrome has occurred in Beleodaq-treated patients in the clinical trial of patients with relapsed or refractory PTCL. Monitor patients with advanced stage disease and/or high tumor burden and take appropriate precautions.

•	Nausea, vomiting and diarrhea occur with Beleodaq and may require the use of antiemetic and antidiarrheal medications.

•	Beleodaq can cause fetal harm when administered to a pregnant woman. Women of childbearing potential should be advised to avoid pregnancy while receiving Beleodaq. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of potential hazard to the fetus.

Adverse Reactions

•	The most common adverse reactions observed in the trial in patients with relapsed or refractory PTCL treated with Beleodaq were nausea (42%), fatigue (37%), pyrexia (35%), anemia (32%), and vomiting (29%).

Drug Interactions

•	Beleodaq is primarily metabolized by UGT1A1. Avoid concomitant administration of Beleodaq with strong inhibitors of UGT1A1.

Use in Specific Populations

•	It is not known whether Beleodaq is excreted in human milk. Because of the potential for serious adverse reactions in nursing infants from Beleodaq, a decision should be made whether to discontinue nursing or discontinue drug, taking into account the importance of the drug to the mother.

Please see Beleodaq Full Prescribing Information at www.beleodaq.com.

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on Overall Response Rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

SPECTRUM PHARMACEUTICALS, INC.®, and FOLOTYN® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. BELEODAQ™, REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2014 Spectrum Pharmaceuticals, Inc. All Rights Reserved.